Exhibit 21

SUBSIDIARIES OF ATN INTERNATIONAL, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Ahana Renewables, LLC(1)	Delaware	Vibrant
ATN Horizons, LLC.(3)	Delaware	Ahana Renewables,Vibrant
Atlantic Teleconnection Operating Company Limited	British Virgin Islands	GTT
Atlantic Teleconnection Holdings Company Limited	British Virgin Islands	GTT
GTT International Service SRL	Barbados	GTT
Guyana Telephone and Telegraph Company Limited	Guyana	Cellink, E‑magine, GT&T
Bermuda Digital Communications, Ltd.	Bermuda	CellOne
One Communications, LLC(5)	Bermuda	One Communications
ATN Overseas Holdings, Ltd	Bermuda	One Communications
ATN VI Holdings, LLC(4)	Delaware	Viya
Virgin Islands Telephone Corp.	U.S. Virgin Islands	Viya
Commnet Wireless, LLC(2)	Delaware	Choice Wireless, Commnet
Commnet Four Corners, LLC	Delaware	Commnet
Commnet of Nevada, LLC	Delaware	Commnet
Tisdale Nebraska, LLC	Delaware	Commnet
NTUA Wireless, LLC	Delaware	Commnet

(1)	Includes fifteen wholly-owned subsidiaries under the “Vibrant Energy” brand name in Cayman, Singapore, and India.
(2)	Includes twenty-one consolidated wholly‑owned subsidiaries also providing wholesale wireless voice and data services under the “Commnet” brand name in the United States.
(3)	Includes one consolidated wholly owned subsidiary also providing renewable energy services under the “Vibrant Energy” brand name in Cayman, Singapore, and India.
(4)	Includes ten consolidated wholly owned subsidiary also providing wireline and wireless services under the “Viya” brand name in the U.S. Virgin Islands.
(5)	Includes ten consolidated wholly owned subsidiary also providing wireline and wireless services under the “One Communications” brand name in the Bermuda and Cayman